Artisan Partners Asset Management Inc. Reports 4Q22 and Year Ended December 31, 2022 Results and Quarterly and Special Annual Dividend
Milwaukee, WI – January 31, 2023 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2022, and declared a quarterly and special annual dividend.
CEO Eric Colson said: “Over the long term, Artisan Partners has built a trustworthy brand, proven investment record and a diverse business. Time is required to attract talent, raise assets and compound client wealth. We have done this across generations, asset classes and market cycles. Over shorter periods, our business is subject to market forces and demand dynamics. Our firm is built to weather and absorb these short-term periods—and to create stability, value and predictability over the long term.
“From a short-term perspective, 2022 was a difficult year. Our AUM declined 27% from $175 billion to $128 billion, as a result of $9.8 billion in net outflows and $36.6 billion in investment declines. In the fourth quarter, though, the power of our equity engine resulted in investment returns outpacing net outflows. We have continued to benefit from the market rebound—particularly in non-U.S. markets, including China—in early 2023.
“While 94% of our AUM is in investment strategies that primarily invest in equity securities, we believe we are at an inflection point in the development of our fixed income businesses. Since 2013, when we made a strategic investment to expand and diversify into fixed income, we have never seen excitement around potential fixed income returns and allocations like we do today. Because of our long-term investments, we now offer six high value-added fixed income strategies spanning high-yield, leveraged loans, long-short credit, emerging markets debt and global macro. We are optimistic about the near, medium and long-term growth prospects of our two fixed income teams, the Artisan Credit team and the EMsights Capital Group.
“Since inception in 2014, the Credit team’s High Income strategy has generated average annual returns of 5.1%, after fees, beating the benchmark index by 178 basis points per year annually. The Artisan High Income Fund is ranked number 5 of 338 funds in the Lipper High-Yield Category. We have raised cumulative net flows of $6.8 billion in the High Income strategy during a period of muted flows into the high-yield asset class. Our recent focus has been diversifying the High Income strategy across investment vehicle and client types, as well as developing the team’s Credit Opportunities and Floating Rate strategies.
“The foundational growth achieved by the Credit team is similar to that experienced by many of our established equity teams. Historically, we have seen foundational growth translate into a subsequent phase of more pronounced compounding growth as teams compound capital and leverage their resources, returns and reputations to extend duration with existing clients, diversify books of business and launch additional strategies.
“Our demonstrated success with the Credit team was instrumental in our ability to recruit, on-board and launch the EMsights Capital Group. We are less than a year from having launched the team’s first strategy. Our priority remains early franchise development, establishing the people, processes, resources, culture and returns necessary for long-term success. Early returns have been strong, with all three of the team’s strategies outperforming benchmarks since inception. In the near-term, we expect to see early institutional adoption, and as the team experiences foundational growth, we believe there will be multiple vectors for long-term growth.
“Everyone has their list of 2022 geopolitical and market events. Thus far in 2023, we have seen a continuation of the fourth quarter, as decision-makers have learned to operate with greater uncertainty and have gathered more information and knowledge about the direction of inflation and China policies. We are energized by the excitement around potential fixed income allocations and returns. And we believe that valuations outside of the United States present attractive return and demand opportunities for non-U.S. and global equity strategies where we have long-term track records of generating meaningful alpha. We will remain patient and confident in the tremendous long-term potential as we bring together investment talent, large investment opportunity sets and long-term secular demand.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$127.9	$120.6	$174.8	$127.9	$174.8
Average	127.4	132.9	175.9	141.5	171.8

Consolidated Financial Results (GAAP)
Revenues	$226.0	$234.3	$315.0	$993.3	$1,227.2
Operating income	70.0	78.7	137.8	344.1	540.5
Operating margin	31.0%	33.6%	43.7%	34.6%	44.0%
Net income attributable to Artisan Partners Asset Management Inc.	$52.9	$44.2	$84.6	$206.8	$336.5
Basic earnings per share	0.76	0.65	1.25	2.94	5.10
Diluted earnings per share	0.76	0.65	1.25	2.94	5.09

Adjusted[1] Financial Results
Adjusted operating income	$70.6	$77.1	$137.8	$340.3	$540.8
Adjusted operating margin	31.2%	32.9%	43.8%	34.3%	44.1%
Adjusted EBITDA[2]	$73.3	$79.5	$140.6	$349.2	$548.9
Adjusted net income	52.0	56.4	102.4	249.6	399.9
Adjusted net income per adjusted share	0.65	0.70	1.29	3.11	5.03

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1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

December 2022 Quarter Compared to September 2022 Quarter
AUM increased to $127.9 billion at December 31, 2022, an increase of 6%, compared to $120.6 billion at September 30, 2022, primarily due to investment returns of $12.8 billion, partially offset by net client cash outflows of $5.2 billion and $0.3 billion of Artisan Funds’ distributions not reinvested. For the quarter, average AUM decreased 4% to $127.4 billion from $132.9 billion in the September 2022 quarter.
Revenues of $226.0 million in the December 2022 quarter decreased $8.3 million, or 4%, from $234.3 million in the September 2022 quarter, primarily due to lower average AUM.
Operating expenses of $156.0 million in the December 2022 quarter increased $0.4 million, or less than 1%, from $155.6 million in the September 2022 quarter, due to an increase in long-term incentive compensation costs resulting from the market valuation impact on compensation plans and higher occupancy expense due to the abandonment of an office lease, partially offset by a decline in incentive compensation expense as a result of lower revenues.
GAAP operating margin was 31.0% in the December 2022 quarter compared to 33.6% in the September 2022 quarter. Adjusted operating margin was 31.2% in the December 2022 quarter compared to 32.9% in the September 2022 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gains (losses) of consolidated sponsored investment products, nonconsolidated sponsored investment products, and investments held to economically hedge compensation plans. Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $14.9 million in the December 2022 quarter, compared to losses of $9.4 million in the September 2022 quarter. Artisan Partners’ portion of investment gains was $13.1 million in the December 2022 quarter, compared to losses of $7.1 million in the September 2022 quarter.
GAAP net income was $52.9 million, or $0.76 per basic and diluted share, in the December 2022 quarter, compared to GAAP net income of $44.2 million, or $0.65 per basic and diluted share, in the September 2022 quarter. Adjusted net income was $52.0 million, or $0.65 per adjusted share, in the December 2022 quarter, compared to adjusted net income of $56.4 million, or $0.70 per adjusted share, in the September 2022 quarter.

December 2022 Quarter Compared to December 2021 Quarter
AUM at December 31, 2022 was $127.9 billion, down 27% from $174.8 billion at December 31, 2021. The change in AUM over the one-year period was primarily due to global market declines, $9.8 billion of net client cash outflows and $0.5 billion of Artisan Funds’ distributions that were not reinvested. Average AUM for the December 2022 quarter was $127.4 billion, 28% lower than average AUM for the December 2021 quarter.
Revenues of $226.0 million in the December 2022 quarter decreased $89.0 million, or 28%, from $315.0 million in the December 2021 quarter, primarily due to lower average AUM.
Operating expenses of $156.0 million in the December 2022 quarter decreased $21.2 million, or 12%, from $177.2 million in the December 2021 quarter, due to a decline in incentive compensation expense as a result of lower revenues, partially offset by increased long-term incentive compensation expense resulting from the 2022 annual grant, increased travel and occupancy costs, and higher fixed compensation costs reflecting annual merit increases as well as an increase in the number of full time associates.
GAAP operating margin was 31.0% for the December 2022 quarter, compared to 43.7% for the December 2021 quarter. Adjusted operating margin was 31.2% in the December 2022 quarter, compared to 43.8% in the December 2021 quarter.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $14.9 million in the December 2022 quarter, compared to gains of $1.5 million in the December 2021 quarter. Artisan Partners’ portion of investment gains was $13.1 million in the December 2022 quarter, compared to gains of $0.4 million in the December 2021 quarter.
GAAP net income was $52.9 million, or $0.76 per basic and diluted share, in the December 2022 quarter, compared to GAAP net income of $84.6 million, or $1.25 per basic and diluted share, in the December 2021 quarter. Adjusted net income was $52.0 million, or $0.65 per adjusted share, in the December 2022 quarter, compared to adjusted net income of $102.4 million, or $1.29 per adjusted share, in the December 2021 quarter.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021
Average AUM for the year ended December 31, 2022 was $141.5 billion, 18% lower than average AUM of $171.8 billion for the year ended December 31, 2021.
Revenues of $1.0 billion for the year ended December 31, 2022 decreased $233.9 million, or 19%, from $1.2 billion for the year ended December 31, 2021, primarily due to lower average AUM and a decrease in performance fee revenue.
Operating expenses of $649.2 million for the year ended December 31, 2022 decreased $37.5 million, or 5%, from $686.7 million for the year ended December 31, 2021, due to a decline in incentive compensation and third-party distribution expense as a result of lower revenues, partially offset by increased travel, occupancy and technology costs and higher fixed compensation costs reflecting annual merit increases as well as an increase in the number of full time associates, including our newest investment team.
GAAP operating margin was 34.6% for the year ended December 31, 2022, compared to 44.0% for the year ended December 31, 2021. Adjusted operating margin was 34.3% for the year ended December 31, 2022, compared to 44.1% for the year ended December 31, 2021.
Total investment losses, which included losses attributable to third party shareholders of consolidated investment products, were $23.4 million for the year ended December 31, 2022, compared to gains of $21.5 million for the year ended December 31, 2021. Artisan Partners’ portion of investment losses was $16.9 million for the year ended December 31, 2022, compared to gains of $9.3 million for the year ended December 31, 2021.
GAAP net income was $206.8 million, or $2.94 per basic and diluted share, for the year ended December 31, 2022, compared to GAAP net income of $336.5 million, or $5.10 per basic and $5.09 per diluted share, for the year ended December 31, 2021. Adjusted net income was $249.6 million, or $3.11 per adjusted share for the year ended December 31, 2022, compared to adjusted net income of $399.9 million, or $5.03 per adjusted share, for the year ended December 31, 2021.

Capital Management & Balance Sheet
Cash and cash equivalents were $114.8 million at December 31, 2022, compared to $189.2 million at December 31, 2021. The Company paid a variable quarterly dividend of $0.56 per share of Class A common stock during the December 2022 quarter. The Company had total borrowings of $200.0 million at December 31, 2022, and December 31, 2021.
During the December 2022 quarter, limited partners of Artisan Partners Holdings exchanged 76,474 common units for 76,474 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 76,474 shares, or 0.1%.
Total stockholders’ equity was $279.4 million at December 31, 2022, compared to $296.0 million at December 31, 2021. The Company had 68.0 million Class A common shares outstanding at December 31, 2022. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5X at December 31, 2022.
Long-Term Incentive Awards
On January 25, 2023, the Company's board of directors approved a grant of long-term incentive awards with a grant date fair value of approximately $57.1 million, consisting of $18.1 million of restricted share-based awards and $39.0 million of long-term cash awards, which we refer to as franchise capital awards. The grant will be effective March 1, 2023.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.55 per share of Class A common stock with respect to the December 2022 quarter and a special dividend of $0.35 per share. The variable quarterly dividend represents approximately 80% of the cash generated in the December 2022 quarter. The combined amount, $0.90 per share of Class A common stock, will be paid on February 28, 2023 to shareholders of record as of the close of business on February 14, 2023. Based on our projections and subject to change, we expect some portion of dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on February 1, 2023 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10173831. A replay of the call will be available until February 8, 2023 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 3521270. An audio recording will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation, the long-term impact of the COVID-19 pandemic, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 22, 2022, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts to which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan’s definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan’s fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan strategy’s average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan’s investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy’s beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies’ Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. Prior to the June 2021 quarter, the Credit Opportunities strategy, which is benchmark agnostic, used the ICE BofA U.S. High Yield Master II Total Return Index. Since that time, the Credit Opportunities strategy has used the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by Company’s management to evaluate the performance of the strategy.
Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-

ICE BofA U.S. High Yield Master II Total Return Index; Credit Opportunities Strategy-ICE BofA US Dollar LIBOR 3-month Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; Artisan International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-month Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
Artisan High Income Fund – Investor Share was ranked as follows by Lipper, Inc. within the High Yield category as of December 31, 2022 (Fund/Category): 1y (142/520); 5yr (17/439); and since the Fund’s inception on March 19, 2014 (5/338). The number of funds in the category may include several share classes of the same mutual fund which may have a material impact on the fund's ranking within the category. Lipper rankings are based on total return of a fund’s stated share class, are historical and do not represent future results.
In the quarter ended December 31, 2022, the Company changed the presentation of its Consolidated Statements of Operations in Exhibit 1 to include information technology office hardware expense (such as computers and telephones) in “Communication and technology” instead of “General and administrative”. Prior period amounts have also been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported operating income or net income.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.
Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$138.5	$146.4	$196.9	$617.0	$761.4
Separate accounts and other	87.3	87.8	116.0	375.7	452.5
Performance fees	0.2	0.1	2.1	0.6	13.3
Total revenues	226.0	234.3	315.0	993.3	1,227.2

Operating expenses
Compensation and benefits	121.0	122.1	143.3	510.4	563.0
Distribution, servicing and marketing	5.6	5.6	8.0	24.6	31.7
Occupancy	8.4	7.1	5.6	28.8	21.9
Communication and technology	12.6	12.4	12.1	50.3	43.9
General and administrative	8.4	8.4	8.2	35.1	26.2
Total operating expenses	156.0	155.6	177.2	649.2	686.7
Operating income	70.0	78.7	137.8	344.1	540.5
Interest expense	(2.0)	(2.5)	(2.7)	(9.9)	(10.8)
Net gain (loss) on the tax receivable agreements	—	0.5	—	1.0	0.4
Net investment gain (loss) of consolidated investment products	7.6	(3.9)	1.7	(7.0)	19.7
Other net investment gain (loss)	7.3	(5.5)	(0.2)	(16.4)	1.8
Total non-operating income (expense)	12.9	(11.4)	(1.2)	(32.3)	11.1
Income before income taxes	82.9	67.3	136.6	311.8	551.6
Provision for income taxes	16.6	14.8	29.0	63.4	107.1
Net income before noncontrolling interests	66.3	52.5	107.6	248.4	444.5
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.9	11.0	22.8	49.1	96.9
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	1.5	(2.7)	0.2	(7.5)	11.1
Net income attributable to Artisan Partners Asset Management Inc.	$52.9	$44.2	$84.6	$206.8	$336.5

Basic earnings per share - Class A common shares	$0.76	$0.65	$1.25	$2.94	$5.10
Diluted earnings per share - Class A common shares	$0.76	$0.65	$1.25	$2.94	$5.09

Average shares outstanding
Class A common shares	62.9	62.6	60.9	62.5	59.9
Participating unvested restricted share-based awards	5.6	5.7	5.4	5.6	5.4
Total average shares outstanding	68.5	68.3	66.3	68.1	65.3

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$52.9	$44.2	$84.6	$206.8	$336.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.9	11.0	22.8	49.1	96.9
Add back: Provision for income taxes	16.6	14.8	29.0	63.4	107.1
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	0.6	(1.6)	—	(3.8)	0.3
Add back: Net (gain) loss on the tax receivable agreements	—	(0.5)	—	(1.0)	(0.4)
Add back: Net investment (gain) loss of investment products attributable to APAM	(13.1)	7.1	(0.4)	16.9	(9.3)
Less: Adjusted provision for income taxes	16.9	18.6	33.6	81.8	131.2
Adjusted net income (Non-GAAP)	$52.0	$56.4	$102.4	$249.6	$399.9

Average shares outstanding
Class A common shares	62.9	62.6	60.9	62.5	59.9

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.7	5.8	5.5	5.7	5.4
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	11.7	11.9	13.2	12.0	14.2
Adjusted shares	80.3	80.3	79.6	80.2	79.5

Basic earnings per share (GAAP)	$0.76	$0.65	$1.25	$2.94	$5.10
Diluted earnings per share (GAAP)	$0.76	$0.65	$1.25	$2.94	$5.09
Adjusted net income per adjusted share (Non-GAAP)	$0.65	$0.70	$1.29	$3.11	$5.03

Operating income (GAAP)	$70.0	$78.7	$137.8	$344.1	$540.5
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	0.6	(1.6)	—	(3.8)	0.3
Adjusted operating income (Non-GAAP)	$70.6	$77.1	$137.8	$340.3	$540.8

Operating margin (GAAP)	31.0%	33.6%	43.7%	34.6%	44.0%
Adjusted operating margin (Non-GAAP)	31.2%	32.9%	43.8%	34.3%	44.1%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$52.9	$44.2	$84.6	$206.8	$336.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	11.9	11.0	22.8	49.1	96.9
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	0.6	(1.6)	—	(3.8)	0.3
Add back: Net (gain) loss on the tax receivable agreements	—	(0.5)	—	(1.0)	(0.4)
Add back: Net investment (gain) loss of investment products attributable to APAM	(13.1)	7.1	(0.4)	16.9	(9.3)
Add back: Interest expense	2.0	2.5	2.7	9.9	10.8
Add back: Provision for income taxes	16.6	14.8	29.0	63.4	107.1
Add back: Depreciation and amortization	2.4	2.0	1.9	7.9	7.0
Adjusted EBITDA (Non-GAAP)	$73.3	$79.5	$140.6	$349.2	$548.9

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) the remeasurement of deferred taxes. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) the remeasurement of deferred taxes. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$114.8	$189.2
Accounts receivable	98.6	115.9
Investment securities	85.4	47.9
Deferred tax assets	477.0	497.9
Assets of consolidated investment products	368.3	212.3
Operating lease assets	101.4	88.6
Other	68.2	56.2
Total assets	$1,313.7	$1,208.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$54.2	$36.6
Borrowings	199.1	199.4
Operating lease liabilities	120.8	100.3
Amounts payable under tax receivable agreements	398.8	425.4
Liabilities of consolidated investment products	126.1	39.3
Total liabilities	899.0	801.0

Redeemable noncontrolling interests	135.3	111.0
Total stockholders’ equity	279.4	296.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,313.7	$1,208.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021

Beginning assets under management	$120,607	$130,547	$173,623	(7.6)%	(30.5)%
Gross client cash inflows	4,829	6,898	7,911	(30.0)%	(39.0)%
Gross client cash outflows	(10,022)	(7,971)	(8,696)	(25.7)%	(15.2)%
Net client cash flows	(5,193)	(1,073)	(785)	(384.0)%	(561.5)%
Artisan Funds’ distributions not reinvested[1]	(327)	(81)	(2,181)	(303.7)%	85.0%
Investment returns and other	12,805	(8,786)	4,097	245.7%	212.5%
Ending assets under management	$127,892	$120,607	$174,754	6.0%	(26.8)%
Average assets under management	$127,363	$132,946	$175,872	(4.2)%	(27.6)%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2022	2021		2021

Beginning assets under management	$174,754	$157,776		10.8%
Gross client cash inflows	27,227	33,725		(19.3)%
Gross client cash outflows	(37,040)	(32,047)		(15.6)%
Net client cash flows	(9,813)	1,678		(684.8)%
Artisan Funds’ distributions not reinvested[1]	(497)	(2,295)		78.3%
Investment returns and other	(36,552)	17,595		(307.7)%
Ending assets under management	$127,892	$174,754		(26.8)%
Average assets under management	$141,516	$171,767		(17.6)%

1 Artisan Funds’ distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team											By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other[1]	Total
December 31, 2022
Beginning assets under management	$33,519	$18,886	$6,126	$26,647	$20,064	$854	$7,036	$3,649	$3,760	$66	$120,607	$57,839	$62,768	$120,607
Gross client cash inflows	1,061	447	94	1,654	355	50	909	168	90	1	$4,829	3,564	1,265	4,829
Gross client cash outflows	(1,808)	(1,449)	(803)	(2,819)	(1,305)	(93)	(864)	(547)	(334)	—	$(10,022)	(6,709)	(3,313)	(10,022)
Net client cash flows	(747)	(1,002)	(709)	(1,165)	(950)	(43)	45	(379)	(244)	1	$(5,193)	(3,145)	(2,048)	(5,193)
Artisan Funds’ distributions not reinvested[2]	(5)	(35)	(47)	(140)	(16)	—	(72)	(7)	(5)	—	$(327)	(327)	—	(327)
Investment returns and other	1,210	2,774	718	4,868	2,669	62	131	203	165	5	$12,805	6,532	6,273	12,805
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(88)	88	—
Ending assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Average assets under management	$34,613	$20,340	$6,371	$29,033	$21,377	$896	$7,169	$3,633	$3,860	$69	$127,363	$60,711	$66,652	$127,363

September 30, 2022
Beginning assets under management	$33,964	$21,643	$6,775	$29,391	$22,390	$1,003	$7,085	$4,136	$4,126	$34	$130,547	$63,033	$67,514	$130,547
Gross client cash inflows	2,996	549	65	1,257	834	27	712	235	192	31	$6,898	3,784	3,114	6,898
Gross client cash outflows	(2,319)	(1,807)	(296)	(1,185)	(936)	(62)	(655)	(378)	(333)	—	$(7,971)	(4,607)	(3,364)	(7,971)
Net client cash flows	677	(1,258)	(231)	72	(102)	(35)	57	(143)	(141)	31	$(1,073)	(823)	(250)	(1,073)
Artisan Funds’ distributions not reinvested[2]	—	—	—	(33)	—	—	(48)	—	—	—	$(81)	(81)	—	(81)
Investment returns and other	(1,122)	(1,499)	(418)	(2,783)	(2,224)	(114)	(58)	(344)	(225)	1	$(8,786)	(4,141)	(4,645)	(8,786)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(149)	149	—
Ending assets under management	$33,519	$18,886	$6,126	$26,647	$20,064	$854	$7,036	$3,649	$3,760	$66	$120,607	$57,839	$62,768	$120,607
Average assets under management	$36,491	$21,362	$6,937	$29,231	$22,203	$963	$7,241	4,231	4,229	58	$132,946	$63,978	$68,968	$132,946

December 31, 2021
Beginning assets under management	$53,180	$33,817	$7,779	$29,975	$25,773	$982	$8,258	$9,333	$4,526	$—	$173,623	$85,392	$88,231	$173,623
Gross client cash inflows	2,094	759	150	2,131	942	132	515	688	500	—	$7,911	5,397	2,514	7,911
Gross client cash outflows	(3,348)	(1,524)	(271)	(919)	(871)	(21)	(561)	(1,033)	(148)	—	$(8,696)	(5,513)	(3,183)	(8,696)
Net client cash flows	(1,254)	(765)	(121)	1,212	71	111	(46)	(345)	352	—	$(785)	(116)	(669)	(785)
Artisan Funds’ distributions not reinvested[2]	(302)	(545)	(47)	(701)	(46)	—	(103)	(286)	(151)	—	$(2,181)	(2,181)	—	(2,181)
Investment returns and other	810	491	442	1,330	946	80	48	(600)	550	—	$4,097	1,367	2,730	4,097
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(99)	99	—
Ending assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Average assets under management	$53,742	$33,508	$7,979	$30,838	$26,545	$1,070	$8,191	$9,100	$4,899	$—	$175,872	$85,945	$89,927	$175,872

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of December 31, 2022, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $51 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team											By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
December 31, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	7,069	3,252	544	7,560	2,759	293	3,021	1,599	1,064	66	27,227	18,632	8,595	27,227
Gross client cash outflows	(8,579)	(8,681)	(1,617)	(6,617)	(4,003)	(226)	(3,033)	(2,998)	(1,286)	—	(37,040)	(24,552)	(12,488)	(37,040)
Net client cash flows	(1,510)	(5,429)	(1,073)	943	(1,244)	67	(12)	(1,399)	(222)	66	(9,813)	(5,920)	(3,893)	(9,813)
Artisan Funds’ distributions not reinvested[2]	(5)	(35)	(47)	(173)	(16)	—	(209)	(7)	(5)	—	(497)	(497)	—	(497)
Investment returns and other	(16,942)	(6,911)	(845)	(2,376)	(3,717)	(367)	(796)	(3,230)	(1,374)	6	(36,552)	(16,834)	(19,718)	(36,552)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(301)	301	—
Ending assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Average assets under management[4]	$38,565	$24,019	$7,146	$30,406	$23,574	$996	$7,548	$4,872	$4,350	$53	$141,516	$68,080	$73,436	$141,516

December 31, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$—	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	7,418	4,384	407	8,121	4,723	499	3,158	3,499	1,516	—	33,725	23,957	9,768	33,725
Gross client cash outflows	(12,528)	(5,313)	(1,189)	(4,057)	(3,809)	(54)	(1,582)	(3,035)	(480)	—	(32,047)	(18,628)	(13,419)	(32,047)
Net client cash flows	(5,110)	(929)	(782)	4,064	914	445	1,576	464	1,036	—	1,678	5,329	(3,651)	1,678
Artisan Funds’ distributions not reinvested[2]	(302)	(545)	(47)	(701)	(46)	—	(217)	(286)	(151)	—	(2,295)	(2,295)	—	(2,295)
Investment returns and other	5,161	2,416	1,733	4,330	3,459	49	460	(929)	916	—	17,595	6,984	10,611	17,595
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(401)	401	—
Ending assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Average assets under management	$53,375	$33,679	$7,835	$28,998	$25,463	$924	$7,576	$9,541	$4,376	$—	$171,767	$83,533	$88,234	$171,767

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of December 31, 2022, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $51 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
4 For the EMsights Capital Group, average assets under management is for the period beginning March 31, 2022, when the team began investment operations.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2022
(unaudited)

	Composite Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[3] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)[2]	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$18,676	(29.53)%	4.71%	7.69%	11.22%	9.95%	473
MSCI All Country World Index			(18.36)%	4.00%	5.22%	7.97%	5.22%
Global Discovery Strategy	9/1/2017	$1,392	(30.08)%	5.65%	10.78%	---	11.28%	491
MSCI All Country World Index			(18.36)%	4.00%	5.22%	---	6.37%
U.S. Mid-Cap Growth Strategy	4/1/1997	$10,624	(36.04)%	4.51%	9.18%	11.30%	13.90%	494
Russell® Midcap Index			(17.32)%	5.87%	7.10%	10.95%	9.86%
Russell® Midcap Growth Index			(26.72)%	3.85%	7.64%	11.40%	8.96%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,285	(28.67)%	2.35%	9.51%	12.29%	10.37%	321
Russell® 2000 Index			(20.44)%	3.10%	4.12%	9.01%	8.56%
Russell® 2000 Growth Index			(26.36)%	0.65%	3.50%	9.20%	7.16%
Global Equity Team
Global Equity Strategy	4/1/2010	$413	(19.79)%	3.60%	7.69%	10.41%	10.97%	342
MSCI All Country World Index			(18.36)%	4.00%	5.22%	7.97%	7.55%
Non-U.S. Growth Strategy	1/1/1996	$13,285	(18.44)%	(0.84)%	2.83%	5.66%	9.07%	462
MSCI EAFE Index			(14.45)%	0.87%	1.54%	4.67%	4.45%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$6,752	(23.02)%	3.10%	---	---	10.96%	596
MSCI All Country World Index Ex USA Small Mid Cap			(19.49)%	(0.22)%	---	---	5.00%
China Post-Venture Strategy	4/1/2021	$173	(27.30)%	---	---	---	(21.02)%	(32)
MSCI China SMID Cap Index			(22.17)%	---	---	---	(20.70)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,252	(8.21)%	8.18%	7.49%	10.41%	8.56%	111
Russell® 1000 Index			(19.13)%	7.34%	9.13%	12.37%	9.07%
Russell® 1000 Value Index			(7.54)%	5.95%	6.66%	10.29%	7.45%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,826	(12.11)%	6.27%	5.55%	9.03%	11.79%	255
Russell® Midcap Index			(17.32)%	5.87%	7.10%	10.95%	9.09%
Russell® Midcap Value Index			(12.03)%	5.82%	5.72%	10.10%	9.24%
Value Income Strategy	3/1/2022	$10	---	---	---	---	(7.74)%	324
S&P 500 Market Index			---	---	---	---	(10.98)%
International Value Team
International Value Strategy	7/1/2002	$30,152	(6.12)%	6.76%	5.45%	8.74%	11.13%	568
MSCI EAFE Index			(14.45)%	0.87%	1.54%	4.67%	5.45%
International Explorer Strategy	10/1/2020	$58	(13.21)%	---	---	---	12.65%	812
MSCI All Country World Index Ex USA Small Cap (Net)			(19.97)%	---	---	---	4.53%
Global Value Team
Global Value Strategy	7/1/2007	$21,432	(12.69)%	3.22%	3.95%	8.80%	7.61%	282
MSCI All Country World Index			(18.36)%	4.00%	5.22%	7.97%	4.79%
Select Equity Strategy	3/1/2020	$335	(15.92)%	---	---	---	6.78%	(467)
S&P 500 Market Index			(18.11)%	---	---	---	11.45%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$873	(27.21)%	(3.69)%	(1.33)%	2.67%	4.33%	39
MSCI Emerging Markets Index			(20.09)%	(2.69)%	(1.40)%	1.44%	3.94%
Credit Team
High Income Strategy	4/1/2014	$6,957	(9.15)%	2.62%	4.31%	---	5.83%	251
ICE BofA U.S. High Yield Master II Total Return Index			(11.22)%	(0.23)%	2.12%	---	3.32%
Credit Opportunities Strategy	7/1/2017	$136	(3.64)%	12.17%	10.48%	---	10.92%	951
ICE BofA US Dollar LIBOR 3-month Constant Maturity Index			1.21%	0.82%	1.42%	---	1.41%
Floating Rate Strategy	1/1/2022	$47	(0.80)%	---	---	---	(0.80)%	26
Credit Suisse Leveraged Loan Total Return Index			(1.06)%	---	---	---	(1.06)%
Developing World Team
Developing World Strategy	7/1/2015	$3,466	(40.56)%	(0.15)%	4.06%	---	7.04%	486
MSCI Emerging Markets Index			(20.09)%	(2.69)%	(1.40)%	---	2.18%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,948	(24.90)%	7.13%	12.96%	---	16.58%	584
S&P 500 Market Index			(18.11)%	7.65%	9.42%	---	10.74%
Antero Peak Hedge Strategy	11/1/2017	$728	(22.96)%	4.24%	9.92%	---	10.27%	29
S&P 500 Market Index			(18.11)%	7.65%	9.42%	---	9.98%

EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$16	---	---	---	---	8.40%	698
ICE BofA 3-month Treasury Bill Index			---	---	---	---	1.42%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$45	---	---	---	---	8.28%	927
J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index			---	---	---	---	(0.99)%
Emerging Markets Local Opportunities Strategy	8/1/2022	$11	---	---	---	---	3.72%	69
J.P. Morgan GBI-EM Global Diversified Index			---	---	---	---	3.03%

Total Assets Under Management		$127,892

_______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 13% of our assets under management at December 31, 2022, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $51 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the 3-month LIBOR for reference purposes only. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.